================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                ---------------


                Date of Report (Date of earliest event reported):
                                February 26, 1998



                                  ALRENCO, INC.
             (Exact name of registrant as specified in its charter)



          Indiana                   0-27490                35-1480655
(State or other jurisdiction    (Commission File         (IRS Employer
     of incorporation)               Number)            Identification No.)



714 East Kimbrough Street, Mesquite, Texas                     75149
 (Address of principal executive offices)                    (Zip Code)

                                 (972) 288-9327
              (Registrant's telephone number, including area code)


                1736 East Main Street, New Albany, Indiana 47150
          (Former name or former address, if changed since last report)



================================================================================

Item 2.  Acquisition or Disposition of Assets.

         On February 26, 1998 (the "Effective Time"), Alrenco, Inc. ("Alrenco") completed its previously-announced merger with RTO, Inc. ("RTO"). Pursuant to the terms of an Agreement and Plan of Merger, dated as of September 28, 1997, as amended (the "Merger Agreement"), by and between Alrenco and RTO, RTO was merged with and into Alrenco, with Alrenco as the surviving corporation (the "Merger"). In accordance with the Merger Agreement, each outstanding share of RTO common stock was converted as of the Effective Time into the right to receive 89.795 shares of Alrenco common stock, with cash being paid in lieu of fractional shares. Following the Merger, the business of the Alrenco will be conducted primarily under the trade name "Home Choice Lease or Own." The principal executive offices of Alrenco have been relocated to 714 East Kimbrough Street, Mesquite, Texas 75149.

         In accordance with the terms of the Merger Agreement, at the Effective Time the incumbent directors of Alrenco except Michael D. Walts resigned and were replaced by George D. Johnson, Jr., Billy W. White, Sr., Edward W. Phifer, III and John S. Rainey. Mr. Walts will remain as a director of the Company.

         In connection with the Merger, Alrenco entered into a consulting agreement (the "Consulting Agreement") with Michael D. Walts. The Consulting Agreement is attached as Exhibit 10.1 hereto.

         A copy of the press release announcing the completion of the Merger is attached as Exhibit 99 hereto and incorporated herein by reference.

Item 4.  Changes in Registrant's Certifying Accountant

         On February 26, 1998, immediately following the Merger, the Board of Directors of Alrenco replaced Grant Thornton LLP as the principal independent auditor of Alrenco. Effective February 26, 1998, Coopers and Lybrand L.L.P., previously the principal independent auditor for RTO, was engaged by Alrenco to serve as the independent auditor of Alrenco's financial statements for the 1998 fiscal year. Grant Thornton LLP will continue to serve as the independent auditor with respect to Alrenco's financial statements for the fiscal year ended December 31, 1997.

         Neither of the reports of Grant Thornton LLP on the financial statements of Alrenco for the fiscal years ended December 31, 1995 and 1996 contained an adverse opinion or a disclaimer of an opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. The report of Grant Thornton LLP with respect to the fiscal year ended December 31, 1997 has not yet been issued, but Grant Thornton LLP has informed Alrenco that such report will not contain an adverse opinion or a disclaimer of an opinion, nor will such report be qualified or modified as to uncertainty, audit scope or accounting principles.

         During the two fiscal years ended December 31, 1997, and during the interim periods preceding February 26, 1998, (i) there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and (ii) there were no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K).

         Alrenco has presented a copy of this Form 8-K to Grant Thornton LLP prior to the date hereof. The letter of Grant Thornton LLP addressed to the Securities and Exchange Commission stating that it agrees with the statements made by Alrenco in this Form 8-K is filed as an exhibit to this Form 8-K.

Item 5.  Other Events.

         On February 26, 1998, immediately following the Merger, the Company entered into a Revolving Credit Agreement (the "Comerica Credit Agreement") with Comerica Bank ("Comerica"), as lender and as agent for certain other lenders, which provides for a $50.0 million secured three year credit facility. The amount available under the Comerica Credit Agreement may be increased, if certain conditions are met, up to an aggregate of $100.0 million. The Comerica Credit Agreement will replace the existing Alrenco and RTO credit facilities. The Comerica Credit Agreement provides for certain borrowing options for advances based on a "Base Rate" of (i) Comerica's prime rate or (ii) the federal funds rate plus 100 basis points, or a "Eurodollar Rate" adjusted for reserves and other regulatory requirements, plus an applicable margin. The Comerica Credit Agreement is for general corporate purposes including working capital and permitted acquisition financing. The Comerica Credit Agreement generally requires a first security interest from the Company in all accounts, notes and contracts receivable, machinery and equipment, rental units, and substantially all other assets. Additionally, the Comerica Credit Agreement requires the pledge of stock of all subsidiaries of the Company. The Comerica Credit Agreement is attached as Exhibit 10.2 hereto, and certain related agreements are also attached as exhibits hereto.

         In addition, the following supplemental consolidated financial statements of Alrenco, Inc. are filed as a part of this report:

         Supplemental Consolidated Financial Statements of Alrenco, Inc.
                  Report of Independent Accountants
                  Report of Independent Certified Public Accountants
                  Supplemental Consolidated Balance Sheet as of December 31,
                       1995 and 1996 and September 30, 1997 (unaudited)
                  Supplemental Consolidated Statement of Operations for the
                       years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)
                  Supplemental Consolidated Statement of Shareholders' Equity
                       (Deficit) for the three years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 (unaudited)
                  Consolidated Statements of Cash Flows for the years
                       ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997
                       (unaudited)
                  Notes to Supplemental Consolidated Financial Statements

Item 7.  Financial Statements and Exhibits.

(a)      Financial Statements.

         The following financial statements of RTO, Action TV and Appliance Rental, Inc. and B&L Concepts, Inc. are incorporated herein by reference from Alrenco's Registration Statement on Form S-4 (SEC File No. 333-44451) filed on January 16, 1998.

         Consolidated Financial Statements of RTO, Inc.
                  Report of Independent Accountants
                  Consolidated Balance Sheets as of December 31, 1995 and
                       1996 and September 30, 1997 (unaudited)
                  Consolidated Statements of Operations for the years
                       ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)
                  Consolidated Statements of Shareholders' Equity
                       (Deficit) for the three years ended December 31, 1994, 1995 and 1996 and the nine month period ended September 30, 1997 (unaudited)

         Financial Statements of Action TV and Appliance Rental, Inc.

                  Report of Independent Accountants
                  Report of Independent Auditors
                  Balance Sheets as of December 31, 1994 and 1995 and
                       July 31, 1996
                  Statements of Operations for the years ended December
                       31, 1994 and 1995 and for the seven months ended July 31, 1996
                  Statements of Shareholders' Equity for the years ended
                       December 31, 1994 and 1995 and for the seven months ended July 31, 1996
                  Statements of Cash Flows for the years ended December
                       31, 1994 and 1995 and for the seven months ended July 31, 1996
                  Notes to Financial Statements

         Financial Statements of B&L Concepts, Inc.
                  Report of Independent Auditors
                  Balance Sheets as of December 23, 1995 and December 28,
                       1996
                  Statements of Income for the years ended December 23,
                       1995 and December 28, 1996
                  Statements of Stockholders' Equity for the years ended
                       December 23, 1995 and December 28, 1996
                  Statements of Cash Flows for the years ended December
                       23, 1995 and December 28, 1996
                  Notes to Financial Statements


(b)      Pro Forma Financial Information.

         The following pro forma financial information relating to the Merger is incorporated herein by reference from Alrenco's Registration Statement on Form S-4 (SEC File No. 333-44451) filed on January 16, 1998.

         Pro Forma Financial Statements
                  Unaudited Pro Forma Condensed Combined Financial Statements Condensed Combined Balance Sheet as of September 30, 1997 Condensed Combined Statement of Operations for the nine months ended September 30, 1997
                  Condensed Combined Statement of Operations for the nine
                       months ended September 30, 1996
                  Condensed Combined Statement of Operations for the year
                       ended December 31, 1996
                  Condensed Combined Statement of Operations for the year
                       ended December 31, 1995
                  Condensed Combined Statement of Operations for the year
                       ended December 31, 1994
                  Notes to Unaudited Pro Forma Condensed Combined Financial
                       Statements

(c)      Exhibits.

         The following exhibits are filed as a part of this report:


Exhibit
Number                              Description of Exhibit
-------                             -----------------------
   2.1            --       First Amendment to Agreement and Plan of Merger,
                           dated as of January 8, 1998, between Alrenco, Inc.
                           and RTO, Inc.

   2.2            --       Certificate of Merger

   2.3            --       Articles of Merger

   3.1            --       Amended and Restated Articles of Incorporation of
                           Alrenco, Inc.

   3.2            --       Amended and Restated Code of By-laws of Alrenco, Inc.

  10.1            --       Noncompetition and Consulting Agreement dated as of
                           February 26, 1998, between Alrenco, Inc. and Michael
                           D. Walts.

  10.2            --       Revolving Credit Agreement dated as of February 26,
                           1998, between Alrenco, Inc. and Comerica Bank.

  10.3            --       Guaranty Agreement dated as of February 26, 1998.

  10.4            --       Security Agreement dated as of February 26, 1998.

  10.5            --       Pledge Agreement dated as of February 26, 1998, between
                           Alrenco, Inc. and Comerica Bank.

  10.6            --       Pledge Agreement dated February 26, 1998, between RTO
                           Holding Co., Inc. and Comerica Bank,

  16.1            --       Letter of Grant Thornton LLP

  23.1            --       Consent of Coopers & Lybrand L.L.P.

  23.2            --       Consent of Coopers & Lybrand L.L.P.

  23.3            --       Consent of Coopers & Lybrand L.L.P.

  23.4            --       Consent of Ernst & Young LLP

  23.5            --       Consent of Ernst & Young LLP

  23.6            --       Consent of Ernst & Young LLP

  23.7            --       Consent of Grant Thornton LLP

  99              --       Press release dated February 26, 1998 announcing
                           completion of the merger of Alrenco, Inc. and RTO,
                           Inc.

                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 5, 1998



                                    ALRENCO, INC.



                                    By: /s/ K. David Belt
                                        ----------------------------------
                                        K. David Belt
                                        Chief Financial Officer

Item 7.



                         INDEX TO FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Supplemental Consolidated Financial Statements of Alrenco, Inc.
  Supplemental Consolidated Balance Sheet as of September 30,
     1997
  Supplemental Consolidated Statement of Operations for the nine months ended September 30, 1997
  Supplemental Consolidated Statement of Operations for the nine months ended 30, 1996
  Supplemental Consolidated Statement of Operations for the year ended December 31, 1996
  Supplemental Consolidated Statement of Operations for the year ended December 31, 1995
  Supplemental Consolidated Statement of Operations for the year ended December 31, 1994

                                      F-1

                       REPORT OF INDEPENDENT ACCOUNTANTS



Board of Directors and Shareholders
Alrenco, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Alrenco, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996, after restatement for the 1998 pooling of interests with RTO, Inc. ("RTO") described in Note 1. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Alrenco, Inc. ("Alrenco") prior to the combination with RTO, which statements reflect total assets constituting 59% and 37% of the restated total assets as of December 31, 1995 and 1996, respectively, and total revenues constituting 40%, 48%, and 51% of the restated totals for the years ended December 31, 1994, 1995, and 1996, respectively. The contribution of Alrenco represented net income of $3,663,378 compared to a restated supplemental consolidated net income of $1,097,558 for the year ended December 31, 1996. The contribution of Alrenco to supplemental consolidated net income represented 44% and 24% of the restated totals for the years ended December 31, 1994 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Alrenco, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Alrenco and RTO on February 26, 1998, which has been accounted for as a pooling of interests as described in Notes 1 and 3 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests methods in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination described in Note 1 of the notes to the supplemental consolidated financial statements.


                                        COOPERS & LYBRAND L.L.P

Spartanburg, South Carolina
February 26, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors
Alrenco, Inc.

         We have audited, prior to the restatement for the 1998 pooling of interests with RTO, Inc., the balance sheets of Alrenco, Inc. as of December 31, 1995 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, which are not presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alrenco, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

         As discussed in Note A to the financial statements, the Company, on January 1, 1994, changed its method of accounting for investments and on January 1, 1995, changed its method of depreciating rental merchandise.




                                             GRANT THORNTON LLP

Dallas, Texas
February 7, 1997

                         ALRENCO, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                  ------------------------------    SEPTEMBER 30,
                                                                       1995             1996             1997
                                                                  -------------    -------------    -------------
                                                                                                      (UNAUDITED)
                             ASSETS

Cash and cash equivalents                                         $   1,110,011    $  35,745,989    $   5,009,710
Rental merchandise, net                                              21,742,162       58,723,990       80,552,218
Prepaid expenses and other assets                                     1,885,670        2,827,461        5,222,699
Deferred income taxes                                                   308,357        3,044,867        3,181,176
Property and equipment, net                                           3,966,284        9,481,081       13,028,428
Notes receivable                                                      1,011,931        1,252,857          100,948
Intangible assets, net                                                5,316,546       58,054,831       93,508,926
                                                                  -------------    -------------    -------------
                     Total assets                                 $  35,340,961    $ 169,131,076    $ 200,604,105
                                                                  =============    =============    =============


              LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, trade                                           $   4,765,990    $   8,305,964    $   7,308,468
Accrued liabilities                                                   3,896,857        7,175,931       10,236,938
Deferred income taxes                                                   164,956          532,580          556,829
Debt                                                                 23,064,204        6,772,269       34,459,951
                                                                  -------------    -------------    -------------
                     Total liabilities                               31,892,007       22,786,744       52,562,186

Commitments and contingencies

Stockholders' equity:
     Preferred stock, no par; 1,000,000 shares authorized;
        none issued or outstanding                                           --               --               --
     Common stock, no par: 20,000,000 shares authorized;
        4,441,479, 16,903,197 and 16,957,119 shares issued and
        outstanding in 1995, 1996 and 1997, respectively              4,473,963      148,719,632      149,323,527
     Unamortized value of stock awards                                       --       (1,182,138)      (1,036,392)
     Accumulated deficit                                             (1,025,009)      (1,193,162)        (245,216)
                                                                  -------------    -------------    -------------
                     Total stockholders' equity                       3,448,954      146,344,332      148,041,919
                                                                  -------------    -------------    -------------
                     Total liabilities and stockholders' equity   $  35,340,961    $ 169,131,076    $ 200,604,105
                                                                  =============    =============    =============


         The accompanying notes are an integral part of the consolidated financial statements.

                         ALRENCO, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                    NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,                        SEPTEMBER 30,
                                           -----------------------------------------------    ------------------------------
                                                1994             1995             1996             1996             1997
                                           -------------    -------------    -------------    -------------    -------------
                                                                                                        (UNAUDITED)
Revenue:
     Rental and fee revenue                $  66,122,481    $  74,990,274    $ 121,145,016    $  79,230,310    $ 165,633,164
     Cash sales and other revenue              2,658,620        2,538,450        3,016,344        2,191,117        3,794,077
                                           -------------    -------------    -------------    -------------    -------------
           Total revenue                      68,781,101       77,528,724      124,161,360       81,421,427      169,427,241
                                           -------------    -------------    -------------    -------------    -------------

Operating expenses:

     Direct store expenses                    56,461,769       65,020,893      104,180,816       66,656,068      139,792,670
     Corporate expenses                        7,064,278        7,988,273       10,710,565        6,933,859       16,086,010
     Cost of business combinations                    --               --        1,743,433           48,513          864,081
     Amortization of intangibles                 328,633          568,386        3,982,093        1,813,809        8,107,921
     Key executive signing bonuses                    --               --        1,485,641        1,485,641          400,119
                                           -------------    -------------    -------------    -------------    -------------
           Total operating expenses           63,854,680       73,577,552      122,102,548       76,937,890      165,250,801
                                           -------------    -------------    -------------    -------------    -------------
           Operating income                    4,926,421        3,951,172        2,058,812        4,483,537        4,176,440
Other income (expense):
     Interest expense                         (2,144,144)      (2,467,652)      (1,571,808)      (1,317,391)      (1,602,118)
     Interest income                              38,715           35,415          645,291          237,510          194,318
     Other non-operating income
        (expense), net                           115,526          261,537          403,255          232,985           (6,113)
     Gain on sale of stores                           --        1,048,923          750,800          750,800          950,366
                                           -------------    -------------    -------------    -------------    -------------
           Income before income
                  taxes and
               extraordinary item              2,936,518        2,829,395        2,286,350        4,387,441        3,712,893
Income tax expense                               764,168          877,177        1,188,792        1,580,409        2,688,331
                                           -------------    -------------    -------------    -------------    -------------
           Income before
               extraordinary item              2,172,350        1,952,218        1,097,558        2,807,032        1,024,562
Extraordinary item, net of income
     tax expense                                      --        3,335,851               --               --               --
                                           -------------    -------------    -------------    -------------    -------------
           Net income                      $   2,172,350    $   5,288,069    $   1,097,558    $   2,807,032    $   1,024,562
                                           =============    =============    =============    =============    =============

Pro forma information (unaudited):
     Income before extra-
        ordinary item                      $   2,172,350    $   1,952,218    $   1,097,558    $   2,807,032    $   1,024,562
     Pro forma income tax expense
        (benefit)                                505,758          290,000          200,674          356,202         (213,833)
                                           -------------    -------------    -------------    -------------    -------------
           Pro forma income
               before extraordinary item       1,666,592        1,662,218          896,884        2,450,830        1,238,395
     Extraordinary item, net of
        income tax expense                            --        3,335,851               --               --               --
                                           -------------    -------------    -------------    -------------    -------------
           Pro forma net income            $   1,666,592    $   4,998,069    $     896,884    $   2,450,830    $   1,238,395
                                           =============    =============    =============    =============    =============

     Pro forma income before
        extraordinary item per share       $         .37    $         .37    $         .09    $         .31    $         .07
     Extraordinary item per share                     --              .74               --               --               --
                                           -------------    -------------    -------------    -------------    -------------
     Pro forma net income per
        share                              $         .37    $        1.11    $         .09    $         .31    $         .07
                                           =============    =============    =============    =============    =============
     Weighted average shares
        outstanding                            4,455,786        4,516,937       10,239,717        8,013,646       16,939,229
                                           =============    =============    =============    =============    =============


         The accompanying notes are an integral part of the consolidated financial statements.

                         ALRENCO, INC. AND SUBSIDIARIES

     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1996
           AND NINE MONTH PERIOD ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                         COMMON STOCK              UNAMORTIZED
                                ------------------------------       VALUE OF       ACCUMULATED       UNREALIZED
                                    SHARES           AMOUNT        STOCK AWARDS       DEFICIT            GAIN            TOTAL
                                -------------    -------------    -------------    -------------    -------------    -------------
December 31, 1993                   4,323,040    $   3,202,250    $          --    $  (6,310,764)   $          --    $  (3,108,514)
Issuance of common stock               54,954          337,494               --               --               --          337,494
Contributions of capital                   --          405,440               --               --               --          405,440
Distributions to S
     corporation
     shareholders                          --               --               --         (687,721)              --         (687,721)
Unrealized gains from initial
     adoption of statement of
     Financial Accounting
     Standards No. 115
     effective January 1,
     1994, net of tax
     of $24,972                            --               --               --               --           35,313           35,313
Net change in unrealized
     gains, net of  tax
     of $3,689                             --               --               --               --           (5,216)          (5,216)
Net income                                 --               --               --        2,172,350               --        2,172,350
                                -------------    -------------    -------------    -------------    -------------    -------------

December 31, 1994                   4,377,994        3,945,184               --       (4,826,135)          30,097         (850,854)
Issuance of common stock               63,485          483,281               --               --               --          483,281
Contributions of capital                   --           45,498               --               --               --           45,498
Distributions to S
     corporation
     shareholders                          --               --               --       (1,486,943)              --       (1,486,943)
Net change in unrealized
     gains, net of tax
     of $21,283                            --               --               --               --          (30,097)         (30,097)
Net income                                 --               --               --        5,288,069               --        5,288,069
                                -------------    -------------    -------------    -------------    -------------    -------------

December 31, 1995                   4,441,479        4,473,963               --       (1,025,009)              --        3,448,954
Issuance of common stock           12,356,118      142,336,038               --               --               --      142,336,038
Restricted stock awards               105,000        1,470,000       (1,470,000)              --               --               --
Exercise of stock options                 600            8,400               --               --               --            8,400
Amortization of stock
     awards                                --               --          287,862               --               --          287,862
Contributions of capital                   --          431,231               --               --               --          431,231
Distributions to S
     corporation
     shareholders                          --               --               --       (1,265,711)              --       (1,265,711)
Net income                                 --               --               --        1,097,558               --        1,097,558
                                -------------    -------------    -------------    -------------    -------------    -------------

December 31, 1996                  16,903,197      148,719,632       (1,182,138)      (1,193,162)              --      146,344,332
Issuance of common stock
     (unaudited)                       49,567          690,000               --               --               --          690,000
Exercise of stock options
     (unaudited)                       21,416          179,574               --               --               --          179,574
Amortization of stock
     awards (unaudited)                    --               --          145,746               --               --          145,746
Purchase and retirement of
     common stock from
     dissenters (unaudited)           (17,061)        (265,679)              --               --               --         (265,679)
Distributions to S
     corporation
     shareholders
     (unaudited)                           --               --               --          (76,616)              --          (76,616)
Net income (unaudited)                     --               --               --        1,024,562               --        1,024,562
                                -------------    -------------    -------------    -------------    -------------    -------------
September 30, 1997
     (unaudited)                   16,957,119    $ 149,323,527    $  (1,036,392)   $    (245,216)   $          --    $ 148,041,919
                                =============    =============    =============    =============    =============    =============


         The accompanying notes are an integral part of the consolidated financial statements.

                         ALRENCO, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,                         SEPTEMBER 30,
                                                 -----------------------------------------------    ------------------------------
                                                      1994             1995            1996              1996             1997
                                                 -------------    -------------    -------------    -------------    -------------
                                                                                                              (UNAUDITED)
Cash flows from operating activities:
     Net income                                  $   2,172,350    $   5,288,069    $   1,097,558    $   2,807,032    $   1,024,562
     Adjustments to reconcile net income
        to net cash provided by (used in)
        operating activities:
        Extraordinary gain                                  --       (3,335,851)              --               --               --
        Loss on sale of property and equipment          79,547          183,225          157,743               --           91,576
        Gain on sale of stores                              --       (1,048,923)        (750,800)        (750,800)        (950,366)
        Depreciation and disposition of rental
           merchandise                              21,202,401       22,837,489       32,828,540       21,292,280       43,316,498

        Amortization of intangibles                    328,633          570,034        3,985,279        1,813,809        8,107,923
        Depreciation of property and equipment       1,096,205        1,275,954        1,874,180        1,085,137        2,394,521
        Deferred income taxes                          244,694           71,845       (1,437,643)        (539,134)         (86,187)
        Amortization of stock awards                        --               --          287,862          107,006          145,746
        Gain on sale of investments                         --          (99,930)              --               --               --
     Changes in operating assets and
        liabilities, net of effects of
        acquisitions of businesses and
        dispositions of stores:
        Purchase of rental merchandise             (23,117,955)     (23,313,063)     (43,632,258)     (25,195,422)     (50,270,412)
        Accounts payable and accrued expenses           54,796        1,297,974        3,148,167        1,972,648           70,234
        Other assets                                  (476,070)        (663,999)         218,068         (860,324)      (1,331,358)
        Income taxes payable                           (93,208)         164,766           38,566          479,593         (423,808)
                                                 -------------    -------------    -------------    -------------    -------------
               Net cash provided by (used in)
                  operating activities               1,491,393        3,227,590       (2,184,738)       2,211,825        2,088,929
                                                 -------------    -------------    -------------    -------------    -------------
Cash flows from investing activities:
     Purchase of property and equipment             (1,495,533)      (1,070,066)      (3,036,474)      (2,025,399)      (4,007,676)
     Proceeds from sale of property and
        equipment                                      163,963          244,389           71,468               --          484,702
     Purchase of investments                          (129,628)         (58,581)              --               --               --
     Proceeds from sale of investments                      --          542,501               --               --               --
     Acquisitions of businesses, net of cash
        acquired                                    (3,500,000)      (7,205,060)     (74,502,919)     (71,508,598)     (49,101,390)
     Dispositions of stores, net of cash sold               --        2,700,000        1,043,058        1,043,058        3,031,691
     Amounts advanced on notes receivable              (23,797)        (114,425)        (336,225)              --               --
     Payments received on notes receivable              24,886           67,179           98,261          120,988          492,921
     Increase in loan to stockholder                    (7,662)          (7,466)          (7,252)          (7,252)          (7,018)
                                                 -------------    -------------    -------------    -------------    -------------
               Net cash used in investing
                  activities                        (4,967,771)      (4,901,529)     (76,670,083)     (72,377,203)     (49,106,770)
                                                 -------------    -------------    -------------    -------------    -------------

Cash flows from financing activities:
     Proceeds from issuance of common stock            182,400          483,281      142,336,038      141,166,013               --
     Proceeds from stock options                            --               --            8,400               --          179,574
     Proceeds from notes payable                     5,133,554        6,925,654        2,393,150          334,589       30,798,080
     Payments on notes payable and capital
        leases                                      (2,157,987)      (4,350,105)     (29,778,248)     (27,661,316)     (14,353,797)
     Payments for deferred loan fees                        --          (16,090)              --               --               --
     Contributions of capital                           33,234           45,498           51,610           51,610               --
     Distributions to S corporation
        shareholders                                  (594,287)      (1,328,012)      (1,520,151)      (1,091,002)         (76,616)
     Purchase of common stock from dissenters               --               --               --               --         (265,679)
                                                 -------------    -------------    -------------    -------------    -------------
               Net cash provided by
                  financing activities               2,596,914        1,760,226      113,490,799      112,799,894       16,281,562
                                                 -------------    -------------    -------------    -------------    -------------
Net increase (decrease) in cash                       (879,464)          86,287       34,635,978       42,634,516      (30,736,279)
Cash at beginning of period                          1,903,188        1,023,724        1,110,011        1,110,011       35,745,989
                                                 -------------    -------------    -------------    -------------    -------------
Cash at end of period                            $   1,023,724    $   1,110,011    $  35,745,989    $  43,744,527    $   5,009,710
                                                 =============    =============    =============    =============    =============

Supplemental disclosure of cash flow
   information:
     Cash paid for:
        Interest                                 $   2,585,027    $   2,867,380    $   1,676,893    $   1,322,921    $   1,603,555
                                                 =============    =============    =============    =============    =============

        Income taxes                             $     910,047    $     683,074    $   2,615,322    $   1,809,782    $   2,669,596
                                                 =============    =============    =============    =============    =============

         The accompanying notes are an integral part of the consolidated financial statements.

                         ALRENCO, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, OPERATIONS AND BASIS OF PRESENTATION

         On February 26, 1998, Alrenco, Inc. ("Alrenco") acquired all of the issued and outstanding stock of RTO, Inc. ("RTO"). The supplemental consolidated financial statements of Alrenco have been prepared to give retroactive effect to the merger with RTO on February 26, 1998. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Alrenco and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

         The supplemental consolidated financial statements include the combination of Alrenco and RTO, the Purchase Acquisitions and the Pooling Acquisitions (as described in Note 3) (collectively referred to as the "Company") as required by Accounting Principles Board Opinion Number 16 ("APB 16").

         The Company develops, acquires, owns and operates a chain of stores that rents durable household products such as consumer electronics, appliances, furniture, jewelry and home furnishing accessories under cancelable rental-purchase agreements renewable on a weekly or monthly basis. At December 31, 1996, the Company operated 298 stores in seventeen states (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

RENTAL MERCHANDISE

         Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method or straight-line method over a period designed to approximate the income forecasting method. The income forecasting method is designed to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 to 24 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents required to obtain ownership as provided in the rental-purchase agreement. The income forecasting method is an activity-based method similar to the units of production method.

         Rental merchandise acquired prior to January 1, 1995 by Alrenco is being depreciated by the straight-line method over various estimated useful lives, primarily 21 months. The range of the various estimated useful lives is generally one to three years. The Company adopted the income forecasting method because management believes that it provides a more systematic and rational allocation of the cost of rental merchandise to operations as its useful life expires. The effect of the change in accounting method was to increase net income and pro forma income per share by approximately $470,000 and $0.10, respectively, for the year ended December 31, 1995.

         Effective January 1, 1997, RTO and its new subsidiaries elected to depreciate all additions to rental merchandise acquired subsequent to December 31, 1996 using the income forecasting method and make other conforming changes to the estimate of depreciation expense. These changes were made to more accurately match revenues and expenses. The impact of these changes on the results of operations for the nine months ended September 30, 1997 was to increase net income by approximately $400,000 or $0.02 per share.

RENTAL REVENUE

         Merchandise is rented to customers pursuant to rental-purchase agreements, which provide for predominantly weekly rental terms with non-refundable rental payments. Rental revenue is recognized as collected, since at the time of collection the rental merchandise has been placed in service and costs of installation and delivery have been incurred. Generally, the customer has the right to acquire title through either a purchase option or through payment of all rentals required to obtain ownership as provided in the rental-purchase agreement. The customers may terminate rental-purchase agreements at any time, and if terminated, the rental merchandise is returned to the Company. A provision is made for estimated losses of rental merchandise damaged or not returned by customers.

PERVASIVENESS OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISKS

         The Company maintained deposits and a money market mutual fund account totaling $1,110,011 and $35,745,989 at December 31, 1995 and 1996, respectively, with several financial institutions. Deposits in excess of $100,000 and mutual funds are not insured by the Federal Deposit Insurance Corporation. During 1996, the Company invested excess funds in a money market mutual fund account with a bank, which invests in short-term instruments. The market value of the securities as of December 31, 1996 in the mutual funds approximates the carrying amount of approximately $25,000,000.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of cash on hand and on deposit and highly liquid instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents is the estimated fair value at December 31, 1995 and 1996.

PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION

         Property and equipment are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of depreciable assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations. Depreciation of furniture and fixtures, signs and vehicles is provided over the estimated useful lives of the respective assets on a straight line and accelerated bases. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease and renewal period, if applicable.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company continually evaluates the propriety of the carrying value of property and equipment, goodwill and other intangible assets based on the estimated future undiscounted cash flows of the related investment, as well as the amortization period to determine whether current events and circumstances warrant adjustments to carrying value and/or revised estimates of useful lives. At this time, the Company believes that no significant impairment of the long-lived assets has occurred and that no reduction of the estimated useful lives is warranted.

INCOME TAXES

         Income taxes for the Company are determined by use of the liability method in which deferred income taxes are provided for temporary differences between the financial reporting and income tax basis of assets and liabilities using the income tax rates under existing legislation expected to be in effect at the date such temporary differences are expected to reverse.

         Since certain of the business combinations accounted for as poolings-of-interests as defined by APB 16 (see Note 3) involved companies which were nontaxable enterprises prior to acquisition by the Company (e.g. S Corporations), unaudited pro forma income tax expense (benefit) has been presented for the nontaxable enterprises as if they had been a taxable enterprise for all periods presented. Deferred tax assets and liabilities for the tax effects of temporary differences for the nontaxable enterprises were established through an adjustment to income tax expense (benefit) during the period that the combinations were consummated (see Note 11).

ADVERTISING COSTS

         Advertising costs amounting to $4,101,000, $4,839,000 and $7,534,000 for the years ended December 31, 1994, 1995, and 1996, respectively, are expensed as incurred.

PRO FORMA NET INCOME PER SHARE

         Pro forma net income per share is based on the weighted average number of common shares and common share equivalents outstanding during the period presented.

         The Company will adopt Statement of Financial Accounting Standards
(SFAS) No. 128, "Earnings Per share," on December 31, 1997. SFAS No. 128 requires the Company to change its method of computing, presenting and disclosing earnings per share information. Upon adoption, all prior period data presented will be restated to conform to the provisions of SFAS No. 128. This restatement is not expected to have a material impact on pro forma net income or pro forma net income per share.

STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principals Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and debt whose carrying value approximates fair value at December 31, 1995 and 1996.

STATEMENTS OF CASH FLOWS

         Excluded from the supplemental consolidated statements of cash flows was the effect of certain noncash activities. For the nine months ended September 30, 1997, the Company issued common stock to settle notes payable totaling $690,000 to certain shareholders. Additionally, in connection with certain Purchase Acquisitions, the Company issued a total of $7,100,000 of notes payable to individuals.

INTERIM FINANCIAL INFORMATION

         The supplemental consolidated balance sheet as of September 30, 1997, the supplemental consolidated statement of stockholders' equity for the nine months then ended, the supplemental consolidated statements of operations and cash flows for the nine months ended September 30, 1996 and 1997 and the notes to supplemental consolidated financial statements with respect to September 30, 1996 and 1997 and for the nine month periods then ended, have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the financial position at September 30, 1997 and 1996, and the results of operations and cash flows for the aforementioned interim periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

RECENT ACCOUNTING STANDARDS

         During June 1997, the Financial Accounting Standards Board issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". Preliminary analysis of these new standards by the Company indicates that the standards will not have a material impact on the Company. The standards are effective for financial statements for fiscal years beginning after December 15, 1997.

RECLASSIFICATIONS

         Certain reclassifications were made to prior year balances to conform to the 1996 presentation.

3. ACQUISITIONS

         During 1995, the Company purchased 16 rental-purchase stores for $6,320,000, which were accounted for as a purchase. The operating results of these acquired stores are included in the operating results of the Company since the dates of aquisition.

         The Company purchased all of the issued and outstanding common stock of Action TV & Appliance Rental, Inc. ("Action"), a 102 store chain, effective August 1, 1996 for cash of approximately $45,300,000 and $2,600,000 for noncompetition agreements. The Company purchased 14 stores from a company doing business as Easy Rentals on March 1, 1996 for cash of approximately $6,500,000. On August 1, 1996, the Company completed the acquisition of 14 stores through the purchase of the common stock of Network Rentals, Inc. ("Network"), for cash of approximately $5,600,000. During 1996, the company also acquired
55 stores in 22 unrelated transactions for an aggregate cash purchase price of approximately $14,300,000.

         On January 2, 1997, the Company completed the acquisition of 28 stores located in 4 states from Fastway Rentals, Inc. for an aggregate purchase price of $11,900,000. The Company purchased the assets of twenty-seven rent-to-own stores from B&L Concepts, Inc. ("B&L") on January 6, 1997 for total consideration of $13,761,878 consisting of cash of $10,761,878 and a $3,000,000 convertible note (see Note 9).

         Additionally, during 1997, the Company acquired 56 stores in 7 unrelated transactions for an aggregate purchase price of approximately $27.1 million consisting of cash of $23 million and notes totalling $4,100,000 (see
Note 9).

         The above acquisitions (collectively referred to as the "Purchase Acquisitions") have been accounted for as purchases, as defined by APB 16 and, accordingly, the operating results of the acquired businesses have been included in the results of operations since their respective acquisition dates. The purchase prices have been allocated as follows:



                                                           DECEMBER 31,
                                                  -----------------------------
                                                      1995             1996
                                                  ------------     ------------
Rental merchandise                                $  2,166,681     $ 27,048,141
Property and equipment                                 326,224        4,580,086
Intangible assets                                    4,686,155       56,711,492
Other assets                                            26,000        3,967,194
Accounts payable and accrued expenses                       --       (3,886,758)
Notes payable assumed                                       --      (13,917,236)
                                                  ------------     ------------
   Cash paid, net of cash acquired                $  7,205,060     $ 74,502,919
                                                  ============     ============

         The following summary, prepared on an unaudited pro forma basis, presents the results of operations (i) as if the above acquisitions had been purchased as of the beginning of the year of acquisition and the beginning of the year for the immediately preceding period, (ii) as if the initial capitalization of RTO had occurred on January 1, 1995, and (iii) to include the effect of adjustments of (i) and (ii) for amortization of intangibles, interest, income taxes and the weighted average shares outstanding.

                                                      UNAUDITED PRO FORMA RESULTS OF OPERATIONS
                                          --------------------------------------------------------------
                                                    YEAR ENDED                   NINE MONTHS ENDED
                                                   DECEMBER 31,                    SEPTEMBER 30,
                                          -----------------------------    -----------------------------
                                               1995            1996             1996            1997
                                          -------------   -------------    -------------   -------------
Revenue                                   $ 162,027,916   $ 230,622,179    $ 172,470,624   $ 181,171,928
Income (loss) before extraordinary item   $   3,103,527   $  (1,968,597)   $     270,821   $    (299,330)
Net income (loss)                         $   6,439,378   $  (1,968,597)   $     270,821   $    (299,330)
Income (loss) before extraordinary
   item per share                         $         .22   $        (.12)   $         .02   $        (.02)
Net income (loss) per share               $         .46   $        (.12)   $         .02   $        (.02)

         The unaudited pro forma financial information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the acquisitions been consummated as of the above dates, nor are they necessarily indicative of future operating results.

         The Company entered into definitive agreements to merge with various entities, which were consummated during 1996, 1997 and 1998. Under the terms of each merger agreement, shares of common stock of each entity were multiplied by an exchange ratio and exchanged for shares of the Company's common stock. A summary of each merger follows:

                                                                                             SHARES
                                                                     DATE OF               OF COMPANY
 POOLING ACQUISITIONS                                                 MERGER              STOCK ISSUED
-----------------------------------------------                 -----------------         ------------
 Home Choice, Inc. ("Home Choice")                              October 31, 1996               23,885
 Yam's, Inc. ("Yam's")                                          November 1, 1996              342,837
 ARTO, Inc. ("ARTO")                                            February 28, 1997             186,774
 National TV Rental, Inc. ("National")                          February 28, 1997             188,659
 Seajay Group ("Seajay")                                        February 28, 1997             179,500
 Showtyme Group ("Showtyme")                                    February 28, 1997             214,520
 ABC Group ("ABC")                                               March 11, 1997               170,611
 Discount Centers of America, Inc. ("Discount")                   May 12, 1997                 98,415
 The Hut Co. ("Hut")                                              May 13, 1997                 37,714
 RTO, Inc. ("RTO")                                              February 26, 1998          12,280,316

         The Pooling Acquisitions were accounted for as pooling-of interests. Separate unaudited results of the pooled entities prior to each date of the merger for the years ended December 31, 1994, 1995 and 1996 and the nine month periods ended September 30, 1996 and 1997 are as follows:

                                 YEAR ENDED                        NINE MONTHS ENDED
                                 DECEMBER 31,                         SEPTEMBER 30,
                  ------------------------------------------   ---------------------------
                      1994           1995           1996           1996           1997
                  ------------   ------------   ------------   ------------   ------------
Total revenue:
   Alrenco        $ 27,800,152   $ 37,575,639   $ 63,855,808   $ 44,171,577   $ 76,171,375
   RTO                      --             --     25,157,509     10,018,730     88,135,815
   Home Choice              --        319,772        834,748        583,180             --
   Yam's             4,493,464      4,844,923      4,535,581      3,554,124             --
   ARTO              3,553,723      3,811,243      4,153,355      3,186,045        684,753
   National          7,328,178      7,260,425      6,378,971      5,115,697        850,086
   Seajay           14,454,915     11,661,143      7,406,567      5,756,512      1,218,752
   Showtyme          4,187,987      4,627,591      4,346,450      3,311,817        632,548
   ABC               2,748,639      3,239,992      3,451,139      2,624,868        550,938
   Discount          2,330,979      2,369,852      2,385,037      1,860,914        742,969
   Hut               1,883,064      1,818,144      1,656,195      1,237,963        440,005
                  ------------   ------------   ------------   ------------   ------------
   Combined       $ 68,781,101   $ 77,528,724   $124,161,360   $ 81,421,427   $169,427,241
                  ============   ============   ============   ============   ============


                                                           YEARS ENDED DECEMBER 31,
                            --------------------------------------------------------------------------------------
                                       1994                          1995                          1996
                            --------------------------    --------------------------    --------------------------
                               ACTUAL       PRO FORMA        ACTUAL       PRO FORMA        ACTUAL       PRO FORMA
                            -----------    -----------    -----------    -----------    -----------    -----------
Net income (loss):
   Alrenco                  $   961,828    $   961,828    $ 1,266,592    $ 1,266,592    $ 3,663,378    $ 3,663,378
   RTO                               --             --             --             --     (3,175,692)    (3,141,549)
   Home Choice                       --             --       (221,073)      (135,695)      (129,993)       (79,790)
   Yam's                        145,154        145,154         59,313         59,313        (17,711)       (17,711)
   ARTO                         204,536        125,544        316,396        194,204        367,532        225,591
   National                     192,191        117,967         (6,232)        (3,825)       204,135        125,298
   Seajay (including
   extraordinary item of
   $3,335,851 in 1995)           80,141         80,141      3,385,544      3,385,544        220,813        220,813
   Showtyme                     726,485        445,916        579,037        355,413        211,647        129,909
   ABC                          186,363        114,390         82,779         50,810        (45,303)       (27,807)
   Discount                     (99,455)       (99,455)       (11,041)       (11,041)       (99,064)       (99,064)
   Hut                         (209,348)      (209,348)      (161,409)      (161,409)       (57,826)       (57,826)
   Conforming adjustments       (15,545)       (15,545)        (1,837)        (1,837)       (44,358)       (44,358)
                            -----------    -----------    -----------    -----------    -----------    -----------
   Combined                 $ 2,172,350    $ 1,666,592    $ 5,288,069    $ 4,998,069    $ 1,097,558    $   896,884
                            ===========    ===========    ===========    ===========    ===========    ===========

                                                 SEPTEMBER 30,
                           --------------------------------------------------------
                                      1996                          1997
                           --------------------------    --------------------------
                              ACTUAL        PROFORMA        ACTUAL        PROFORMA
                           -----------    -----------    -----------    -----------
Net income (loss):
  Alrenco                  $ 2,749,674    $ 2,749,674    $ 4,126,556    $ 4,126,556
  RTO                       (1,157,463)    (1,157,463)    (2,859,301)    (2,716,745)
  Home Choice                 (105,752)       (64,913)            --             --
  Yam's                         80,519         80,519             --             --
  ARTO                         417,158        256,051          9,636          9,636
  National                     362,372        222,424        (74,480)       (52,813)
  Seajay                       249,140        249,140        (34,204)       (34,204)
  Showtyme                     207,290        127,237         (2,776)        (3,577)
  ABC                           41,256         25,323        (76,500)       (26,089)
  Discount                     (50,520)       (50,520)       (45,335)       (45,335)
  Hut                           37,366         37,366         (6,299)        (6,299)
  Conforming adjustments       (24,008)       (24,008)       (12,735)       (12,735)
                           -----------    -----------    -----------    -----------
  Combined                 $ 2,807,032    $ 2,450,830    $ 1,024,562    $ 1,238,395
                           ===========    ===========    ===========    ===========

         Conforming adjustments relate to conforming amortization policies, net of the related tax benefit.

4. SALE OF STORES

         During 1997, the Company sold eight stores for $3,031,691. In connection with the transaction, the Company sold assets with a net book value of $2,081,325, received cash of $3,031,691 and recorded a gain of $950,366.

         During 1996, the Company sold four stores for $1,410,700. In connection with the transaction, the Company sold assets with a net book value of $659,900, received $1,043,058 in cash and $367,642 to repay a portion of its debt, and recorded a gain of $750,800.

         During 1995, the Company sold thirteen stores for $2,700,000. In connection with the transaction, the Company sold assets with a net book value of $1,651,077, received $2,700,000 in cash and recorded a gain of $1,048,923.

5. RENTAL MERCHANDISE

         Cost and accumulated depreciation of rental merchandise are as follows:

                                              DECEMBER 31,
                                      ---------------------------   SEPTEMBER 30,
                                          1995           1996            1997
                                      ------------   ------------   -------------
                                                                     (UNAUDITED)
Cost                                  $ 44,127,126   $ 85,888,698   $128,991,346
Less accumulated depreciation           22,384,964     27,164,708     48,439,128
                                      ------------   ------------   ------------
         Rental merchandise, net      $ 21,742,162   $ 58,723,990   $ 80,552,218
                                      ============   ============   ============

6. PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:

                                                                               DECEMBER 31,
                                                     DEPRECIATION       --------------------------
                                                        PERIOD              1995           1996
                                                     ------------       -----------    -----------
Buildings                                              20 years         $   493,672    $   445,539
Furniture and equipment                              3 - 7 years          6,407,600     10,420,777
Leasehold improvements                               3 - 10 years         2,759,010      5,579,886
                                                                        -----------    -----------
                                                                          9,660,282     16,446,202
Less: accumulated depreciation and amortization                           5,821,458      7,080,548
                                                                        -----------    -----------
                                                                          3,838,824      9,365,654
Land                                                                        127,460        115,427
                                                                        -----------    -----------
         Property and equipment, net                                    $ 3,966,284    $ 9,481,081
                                                                        ===========    ===========


7. INTANGIBLE ASSETS

         Intangible assets consist of the following:

                                                                                  DECEMBER 31,
                                                      AMORTIZATION      ----------------------------    SEPTEMBER 30,
                                                         PERIOD             1995            1996            1997
                                                     --------------     ------------    ------------    -------------
                                                                                                         (Unaudited)
Customer rental agreements                           15 - 24 months     $    548,000    $  3,071,317    $  4,901,461
Noncompetition agreements                             2 - 10 years           913,675       4,566,300       7,754,191
Goodwill                                             10 - 30 years         4,874,029      55,423,368      93,771,714
Other                                                   various               25,385          26,811              --
                                                                        ------------    ------------    ------------
                                                                           6,361,089      63,087,796     106,427,366
Less: accumulated amortization                                             1,044,543       5,032,965      12,918,440
                                                                        ------------    ------------    ------------
         Intangible assets, net                                         $  5,316,546    $ 58,054,831    $ 93,508,926
                                                                        ============    ============    ============

         Customer rental agreements represent the fair value of active customer agreements of acquired stores at the acquisition date and are amortized in proportion to and over the period of related estimated rental income on an accelerated basis. The noncompetition agreements are amortized on the straight-line and accelerated methods. Goodwill is amortized on the straight-line method.

8. ACCRUED EXPENSES

         Accrued expenses consist of the following:

                                                             DECEMBER 31,
                                                     ---------------------------
                                                        1995             1996
                                                     ----------       ----------
Salaries, wages, taxes and benefits                  $1,060,019       $2,621,062
Property taxes                                           38,174          220,124
Sales and use taxes payable                             596,778          773,264
Professional and advisory fees                          146,973          884,207
Bonuses                                                 258,978          468,842
Interest                                                178,509           94,668
Other                                                 1,617,426        2,113,764
                                                     ----------       ----------
         Accrued expenses                            $3,896,857       $7,175,931
                                                     ==========       ==========


9. NOTES PAYABLE

         Notes payable consists of the following:

                                                                               DECEMBER 31,
                                                                        -------------------------  SEPTEMBER 30,
                                                                            1995          1996          1997
                                                                        -----------   -----------  -------------
                                                                                                     (UNAUDITED)
Note payable to individuals with an interest rate of 9.25% payable in equal annual installments of $700,000 plus accrued interest
   through January 3, 1999                                              $        --   $        --   $ 1,400,000
Convertible note payable to individuals with an interest rate of 6%
   payable quarterly with the principal due in January 1999                      --            --     3,000,000
Convertible note payable to individuals with an interest rate of 6%
   payable quarterly with the principal due May 30, 1999                         --            --     2,000,000
Revolving credit facilities with lenders with variable interest rates and fixed rates as discussed below: interest only payments;
   certain facilities are renewable each year and others are due on
   demand                                                                14,481,373     1,317,593    26,920,912
Notes payable to banks with fixed rates at 10% and variable rates of prime plus 5%; payments range from $1,600 to $5,671;
   originally maturing on dates ranging from February 1999 to July
   2014                                                                   6,250,348     3,119,987            --
Notes payable to affiliates                                               1,560,707     1,670,811            --
Notes payable to individuals with interest rates at 10% and 20%;
   payments ranging from $1,822 to interest only; some maturing
   on May 2002 and others with no stated maturity date                      116,662       105,156       109,994
Equipment notes payable with interest rates ranging from 8% to
   13.25%; payments ranging from $297 to $2,303 (principal and interest); originally maturing on dates from January 1997 to June
   2000                                                                     191,245       200,520            --
Vehicle notes payable with interest ranging from $380 to $597
   (principal and interest); originally maturing on dates from May
   1997 to June 1999                                                        141,489        85,399            --
Capital lease obligations                                                   322,380       272,803     1,029,045
                                                                        -----------   -----------   -----------
         Notes payable                                                  $23,064,204   $ 6,772,269   $34,459,951
                                                                        ===========   ===========   ===========


         The Company has two revolving credit facilities at September 30, 1997. The first facility (the "First Facility") has a variable interest rate based on LIBOR plus 2.5% and matures on October 1, 1998. The First Facility provides for maximum borrowings of $16.5 million less any outstanding principal of the fixed rate loan. Borrowings under the First Facility may also be limited based on multiples of average monthly receipts and rental income, as defined by the First Facility. At September 30, 1997, the Company had $5.2 million available under the First Facility.

         The second facility (the "Second Facility"), which totaled $25,000,000, carries a three-year term which expires in 1999 with interest rates ranging from prime to prime plus 1 1/4 % depending upon level of indebtedness. Under the terms of the Second Facility, the Company is required to pay a commitment fee of
 .375% to .50% (depending on the level of indebtedness) per annum on the unused portion of the Second Facility. As of December 31, 1996, the Company had no outstanding borrowings under the Second Facility. As of September 30, 1997, $15,625,092 was outstanding under the Second Facility.

         The revolving credit facilities with lenders at December 31, 1995 and 1996 had interest rates ranging from prime plus 1% to prime plus 2.5% and a fixed rate of 14.5%.

         The First and Second Facilities, notes payable to bank, and certain notes payable to affiliates are collateralized primarily by inventory and property, plant and equipment of the Company. The equipment and vehicle notes payable are guaranteed by the shareholders of the Company. The First and Second Facilities restrict the Company's ability to pay dividends to a percentage of annual income, require the Company to maintain minimum levels of tangible net worth, as defined by the Facilities, subject the Company to a maximum ratio of total liabilities to net tangible net worth, limit liabilities and capital expenditures, and require certain interest coverage ratios.

         On January 6, 1997 and May 28, 1997, the Company issued two notes in the amounts of $3,000,000 and $2,000,000, respectively, in connection with the acquisitions of B&L and Instant (see Note 3). Upon certain events these notes are convertible into common stock of the Company at a conversion rate of $13.92 per share, which will be adjusted for stock splits, dividends, or recapitalizations of the Company.

         Aggregate maturities of note payable are as follows (excluding capital leases):

                                                                    (UNAUDITED)
                                                                 SEPTEMBER 30, 1997
                                                                 ------------------
1998..........................................................       $11,355,974
1999..........................................................        16,337,552
2000..........................................................         5,712,460
2001..........................................................            12,460
2002..........................................................            12,460
                                                                     -----------
                                                                     $33,430,906
                                                                     ===========


10. STOCK OPTION PLANS

         On November 8, 1995, Alrenco approved a stock incentive plan ("Alrenco Plan") under which 450,000 common shares were reserved. Under the Alrenco Plan, the Company may grant its employees incentive stock options or nonqualified stock options to purchase a specified number of shares of common stock at a price not less that fair market value on the date of grant and for a term not to exceed 10 years. In addition to the stock options, the Company may grant stock appreciation rights ("SAR"), restricted stock awards and options to directors. SARs and options to directors must be granted at a minimum of fair market value at the date of grant and restricted stock awards at a price to be determined by the Board of Directors' compensation committee. Directors who are not involved in day-to-day management of the Company are initially entitled to a grant of 5,000 shares and on each of their next five anniversaries, an automatic 1,000 share grant. On January 23, 1996, the Company granted 105,000 shares of restricted stock to two key employees which vested the earlier of a change in control or at the end of seven years. As a result of the merger with RTO, these shares automatically vested on February 26, 1998. At December 31, 1996, there were 242,705 shares reserved for issuance under the Alrenco Plan.

         RTO adopted the 1996 Employee Stock Option Plan (the "RTO Plan") to attract and retain employees. Under the RTO Plan, options may be granted with respect to a total of not more that 1,027,973 shares of common stock, subject to antidilution and other adjustment provisions provided, however, that the maximum number of shares subject to all options granted to an individual under the Plan shall not exceed 50% of the shares of common stock authorized for issuance. No options may be granted under the RTO Plan after the tenth anniversary of the RTO Plan. The options vest over a four-year period and expire on the tenth anniversary following the date of grant.

         In August 1996, the compensation committee of RTO granted under the RTO Plan, ten-year options to purchase common stock at an exercise price of $11.14 per share to numerous employees of RTO. Additional options have been granted subsequent to this initial grant to employees joining RTO through acquisitions or recruitment at exercise prices per share ranging from $11.14 to $15.59. The option exercise price is equal to the fair market value of the stock on the date of grant, as determined by the Board of Directors. No options to purchase common stock under the RTO Plan are exercisable as of December 31, 1996.

         On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). As permitted by SFAS 123, the Company has chosen to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under the Plans. Had compensation cost for the Company's Plans been determined based on fair value at the grant dates for awards under the Plans consistent with the method outlined in SFAS 123, the Company's pro forma net income and pro forma net income per share would have decreased to the pro forma amounts indicated below for the year ended December 31, 1996. The Plans had not been adopted during the year ended December 31, 1995; therefore, there are no pro forma amounts for those periods.

                                                         FOR THE YEAR ENDED
                                                          DECEMBER 31, 1996
                                                     ---------------------------
                                                      PRO FORMA        SFAS 123
                                                     AS REPORTED       PRO FORMA
                                                     -----------      ----------
Pro forma net income                                 $  896,884       $   46,595
                                                     ==========       ==========
Pro forma net income per share                       $      .09       $      .00
                                                     ==========       ==========

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using the following assumptions for grants in 1996:

                                                              FOR THE YEAR ENDED
                                                               DECEMBER 31, 1996
                                                              ------------------
Expected dividend rate                                                      0%
Volatility rate                                                      0% to 40%
Risk-free interest rate                                         5.75% to 6.30%
Expected life                                                   5.5 to 6 years

         A summary of the status of the Plan as of December 31, 1996 and changes during the period are presented below:


                                                                                                    WEIGHTED
                                                                                                     AVERAGE
                                                                                                    EXERCISE
                                                                                          SHARES      PRICE
                                                                                         --------   --------
Outstanding as of January 1, 1996                                                              --    $   --
Granted                                                                                   730,052     11.64
Exercised                                                                                    (600)    14.00
Forfeited                                                                                 (27,159)    11.18
                                                                                         --------    ------
Outstanding as of December 31, 1996                                                       702,293    $11.66
                                                                                         ========    ======

Options exercisable at December 31, 1996                                                   66,645
                                                                                         ========

Weighted average fair value of options granted during the year ended December 31, 1996   $   3.21
                                                                                         ========

         The following table summarizes information about the Plan's stock options at December 31, 1996:

                                                           OPTIONS OUTSTANDING
                                          ----------------------------------------------------
                                                                 WEIGHTED -        WEIGHTED -
                                                                  AVERAGE           AVERAGE
                                              NUMBER             REMAINING         EXERCISE
RANGE OF EXERCISE PRICE                    OUTSTANDING       CONTRACTUAL LIFE        PRICE
----------------------------              -------------     ------------------    ------------
December 31, 1996
   $11.14                                    573,072             9.64 years         $11.14
    13.92                                     27,926             9.89 years          13.92
    14.00                                    101,295             9.00 years          14.00
                                             -------
                                             702,293
                                             =======

         RTO also adopted the 1996 Stock Option Plan for Non-Employee Directors that provides for the granting to non-employee directors of stock options to purchase up to 448,975 shares of the Company's common stock. The Company has granted 50,644 shares at $15.59 per share, which vest over one year.

         Effective September 30, 1995, the Company rescinded existing deferred compensation plans. Despite the rescission, the Company agreed to compensate the executives for amounts accrued under the plans through September 30, 1995. Compensation recognized under the deferred compensation plans was $75,658 and $119,603 for the years ended December 31, 1994 and 1995, respectively.

11. INCOME TAXES

         The income tax expense (benefit) is comprised of the following components:

                                          FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------------------------
                                        1994            1995            1996
                                    -----------     -----------     -----------
Current:
   Federal                          $   339,436     $   622,758     $ 1,962,036
   State                                180,038         182,574         664,399
                                    -----------     -----------     -----------
         Total current                  519,474         805,332       2,626,435
Deferred                                244,694          71,845      (1,437,643)
                                    -----------     -----------     -----------
         Total                      $   764,168     $   877,177     $ 1,188,792
                                    ===========     ===========     ===========

         Significant components of the Company's deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                   ----------------------------
                                                       1995             1996
                                                   -----------      -----------
Deferred tax assets:
   Net operating loss carry-forwards               $    40,726      $ 1,272,439
   Rental merchandise                                   66,285          556,615
   Property and equipment                                   --          282,000
   Intangibles                                              --          454,000
   Deferred compensation                                88,309           34,644
   Tax credits                                              --          414,581
   Other                                               189,644          121,151
   Valuation allowance                                 (76,607)         (90,563)
                                                   -----------      -----------
                                                       308,357        3,044,867
                                                   -----------      -----------

Deferred tax liabilities:
   Intangible assets                                   154,137          518,580
   Other                                                10,819           14,000
                                                   -----------      -----------
                                                       164,956          532,580
                                                   -----------      -----------
                                                   $   143,401      $ 2,512,287
                                                   ===========      ===========

         In 1996, a net deferred tax asset of approximately $400,000 was established upon the acquisition of Action for the difference in the tax and book basis of the net assets acquired.

         At December 31, 1996, the Company had approximately $270,000 in general business credit carryforwards which expire, if unused, beginning in the year 2000 and alternative minimum tax credits of approximately $145,000 which are not subject to expiration. These credit carryforwards relate to the acquisition of Network and utilization of these credits is limited to approximately $118,000 per year.

         As of December 31, 1996, the Company has a total of $3,300,000 of net operating loss carry forwards for federal tax purposes, expiring 2007 and 2010. The utilization may be subject to limitations under IRC Section 382.

         Realization of the net deferred tax asset is dependent on generating sufficient taxable income prior to expiration of the carryforwards. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of deferred tax asset considered realizable; however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.


         The income tax expense (benefit) reconciled to the tax computed at the statutory Federal rate (34%) is as follows:

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                                1994           1995           1996
                                                            -----------    -----------    -----------
Federal income tax at the statutory rate                    $ 1,007,220    $   963,044    $   802,505
State income tax                                                233,202        193,651        267,932
Nondeductible goodwill amortization and acquisitions cost           283            283        272,177
Income from Subchapter S corporations, net                     (505,758)      (290,000)      (200,674)
Other                                                            29,221         10,199         46,852
                                                            -----------    -----------    -----------
                                                            $   764,168    $   877,177    $ 1,188,792
                                                            ===========    ===========    ===========


12. BENEFIT PLANS

         The Company has a defined contribution profit sharing plan covering substantially all employees. The plan provides for Company contributions to be determined annually by the Board of Directors. The Company contributed $50,000 to the plan during 1996.

         The Company also has two qualified tax deferred retirement savings plan under the provisions of Section 401(k) of the Internal Revenue Code. The Plans cover all full-time employees who have completed six months of service with the Company. Under the first plan, the Company matches the first 4% of an eligible employee's elective contributions. Additional contributions are made at the discretion of the Board of Directors. The Second Plan calls for the Company to match 25% of the first 6% of eligible employees' elective contributions. The Company contributed approximately $135,000 to the Plans for 1996.

13. COMMITMENTS AND CONTINGENCIES

         The Company leases its office and store facilities and transportation equipment under operating leases expiring in various years through 2010. Rental expense was $3,706,000, $4,241,000 and $8,846,200 for the years ended December 31, 1994, 1995 and 1996, respectively. The Company also leases certain transportation equipment under capital leases expiring in various years through 2002. Future minimum rental payments under operating leases with remaining noncancelable terms in excess of one year at September 30, 1997 are as follows:

                                                    OPERATING          CAPITAL
                                                   (UNAUDITED)       (UNAUDITED)
                                                   -----------       -----------
1997                                               $ 3,003,000       $   131,000
1998                                                 9,729,000            91,000
1999                                                 6,977,000           373,000
2000                                                 4,573,000           320,000
2001                                                 2,489,000           284,000
Thereafter                                           1,390,000                --
                                                   -----------       -----------
                                                   $28,161,000         1,199,000
                                                   ===========
Amounts representing interest                                            170,000
                                                                     -----------
                                                                     $ 1,029,000
                                                                     ===========

         The Company leases office space from a corporation owned by a stockholder. Rental expense pursuant to the lease was $85,796, $94,800 and $126,010, respectively, for each of the three years in the period ended December 31, 1996. The Company from time to time on an as needed basis charters an airplane from a company owned by one of its stockholders. Fees charged during the year ended December 31, 1996 and for the nine months ended September 30, 1997 under this arrangement were $106,650 and $29,500, respectively.

         The tax returns of the Company are currently under examination by the Internal Revenue Service ("IRS"). In addition, the IRS has issued a revenue ruling which could impact the manner in which the Company depreciates its rental merchandise for income tax purposes. Management believes that no additional provision will be required for the liability that may arise from prior periods and the revenue ruling will not have a material effect on the financial condition or results of operations of the Company. The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material impact of the Company's financial position.

14. UNAUDITED QUARTERLY DATA

             Summarized quarterly proforma financial data for 1995 and 1996 (in thousands, except for per share amounts) is as follows:

                                         1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
                                         -----------  -----------  -----------  -----------
Year ended December 31, 1996:
   Revenue                                 $ 21,843     $ 23,721     $ 35,857     $ 42,740
                                           ========     ========     ========     ========
   Operating income (loss)                 $  2,162     $  2,034     $    288     $ (2,425)
                                           ========     ========     ========     ========
   Pro forma net income (loss)             $  1,107     $  1,105     $    239     $ (1,554)
                                           ========     ========     ========     ========
   Pro forma net income (loss) per share   $    .21     $    .19     $    .02     $   (.09)
                                           ========     ========     ========     ========

Year ended December 31, 1995:
   Revenue                                 $ 18,718     $ 19,243     $ 19,418     $ 20,150
                                           ========     ========     ========     ========
   Operating income                        $    618     $  1,114     $    956     $  1,263
                                           ========     ========     ========     ========
   Pro forma net income                    $    250     $    495     $  3,682     $    571
                                           ========     ========     ========     ========
   Pro forma net income per share          $    .05     $    .11     $    .82     $    .13
                                           ========     ========     ========     ========

15. SUBSEQUENT EVENT

     On February 26, 1998, immediately following the merger, the Company entered into a new revolving credit facility (the "Comerica Credit Agreement") with Comerica Bank, as lender and as agent for certain other lenders, which provides for a $50,000,000 secured three year credit facility. The Comerica Credit Agreement replaces the existing credit agreements described in Note 9. The Comerica Credit Agreement provides for interest rates based on a base rate (as defined), the agent's prime rate, or the federal funds rate plus 100 basic points, or a "Eurodollar Rate", plus an applicable margin. The Comerica Credit Agreement is collateralized by substantially all assets of the Company.